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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               RESOURCEPHOENIX.COM
                             A DELAWARE CORPORATION

        ReSourcePhoenix.com, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify as follows:

        FIRST: That the Corporation was originally incorporated on July 27, 1999 pursuant to the Delaware General Corporation Law.

        SECOND: That the Corporation's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

        "FIRST: The name of this corporation is ReSourcePhoenix.com (the "Corporation").

        SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

        FOURTH: This Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this Corporation is authorized to issue is fifty million (50,000,000) shares. Forty-five million (45,000,000) shares shall be designated common stock (the "Common Stock"), of which thirty-seven million eight hundred thousand (37,800,000) shares shall be designated Class A common stock (the "Class A Common Stock") and seven million two hundred thousand (7,200,000) shares shall be designated Class B common stock (the "Class B Common Stock"). Five million (5,000,000) shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.001, and each share of Common Stock shall have a par value of $0.001.

        Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock


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and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

        Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

        FIFTH: The shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as expressly set forth in this Article FIFTH.

        1. Dividends. Subject to any preferential dividend rights of any series of Preferred Stock as may then be outstanding, dividends or distributions upon the Class A Common Stock and Class B Common Stock may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor, provided that identical dividends or distributions per share are declared and paid concurrently upon the shares of each such class. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A shall be one-fifth of the voting rights of each such security paid to the holders of Class B Common Stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights of each security underlying the convertible or exchangeable securities paid to the holders of Class A Common Stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable securities paid to the holders of Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock.

        2. Stock Splits, Combinations and the Like. Neither the Class A Common Stock nor the Class B Common Stock shall be split, combined or subdivided unless at the same time there shall be a proportionate split, combination or subdivision of such other class of Common Stock.

        3. Rights Upon Liquidation or Dissolution. Subject to any preferential liquidation rights of any series of Preferred Stock as may then be outstanding, the holders of the Class A Common


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Stock and the holders of the Class B Common Stock shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation.

        4. Voting. Except as otherwise required by law, on all matters on which the holders of Common Stock shall be entitled to vote, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder, and each holder of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held by such holder. Except as otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        5. Conversion.

               (a) Optional Conversion. Subject to the provisions of this subparagraph 5, each holder of record of Class B Common Stock may, at the sole discretion and option of such holder, convert any whole number or all of such holder's shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion; provided, however, that such conversion shall not be effective unless and until any consents or approvals required under applicable securities laws shall have been obtained.

               (b) Automatic Conversion. The outstanding shares of Class B Common Stock shall automatically be converted into Class A Common Stock at the conversion rate specified in paragraph (a) above, without further action by the respective holder or holders of such shares immediately upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof, other than any such transfer by such holder that does not result in any change of Beneficial Ownership of such share. The term "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 adopted under the Securities Exchange Act of 1934, as amended, as in effect on July 31, 1999.

               (c) Mechanics of Conversion. To exercise the optional conversion right set forth herein, the holder of shares of Class B Common Stock shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and the payment in cash of any amount required pursuant to subparagraph 5(e) below and sufficient to transfer the Class B Common Stock being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent") and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation through such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with the address or addresses, in which the certificate or certificate for Class A Common Stock which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver through such Conversion Agent to such holder, or on the holder's written order, a certificate


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or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Class B Common Stock in any case in which fewer than all of the shares of Class B Common Stock represented by a certificate are converted.

        Each conversion pursuant to paragraph 5 shall be deemed to have been effected immediately prior to the close of business on the date the optional conversion or transfer of Beneficial Ownership, as the case may be, occurs. In each such case the person or persons in whose name or names any certificate or certificates for Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Common Stock represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately following the opening of business on the next day on which the stock transfer books of the Corporation shall be open. Following any such automatic conversion, the share or shares of Class B Common Stock so converted shall cease to be outstanding, notwithstanding the fact that the holder or holders may not have surrendered the certificate or certificates representing such Class B Common Stock for conversion, and such certificate or certificates shall thereafter represent solely the right to receive a certificate or certificates for Class A Common Stock issuable upon conversion of the Class B Common Stock so converted, upon surrender of such certificate or certificates to the Corporation or its Conversion Agent, of the certificate or certificates for Class B Common Stock so converted.

               (d) Reservation of Shares. The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purposes of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class B Common Stock.

               (e) Payment of Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Class B Common Stock pursuant hereto; provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other that of the original holder of the Class B Common Stock to be converted and that no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (f) Additional Rights of Class B Common Stock. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of any class of Common Stock are exchanged for or changed into other stock or securities, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of the other class of Common Stock is exchanged or changed. Notwithstanding the foregoing, if shares of Class A Common Stock and


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Class B Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may (but are not required to) differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided herein.

        In the event of a reclassification, change of outstanding shares (other than a change in par value or as a result of any subdivision or combination) or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received upon the reclassification or other similar transaction if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

        If a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof.

        SIXTH: For so long as any shares of Class B Common Stock are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, by written consent setting forth the action to be taken signed by the holders of outstanding capital stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders' meeting at which all shares entitled to vote thereon were present and voted. Commencing at such time as there are no shares of Class B Common Stock outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware General Corporation Law and may not be taken by written consent of stockholders without a meeting.

        SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the Bylaws of the Corporation.

        EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

        NINTH: The directors of the Corporation need not be elected by written ballot unless a stockholder or stockholders holding a majority of the voting power of the outstanding capital stock entitled to vote demands election by written ballot at the meeting and before voting.

        TENTH: Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.


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        ELEVENTH: Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors.

        TWELFTH: 1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

                 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

                 3. Neither any amendment nor repeal of this Article TWELFTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article TWELFTH, shall eliminate or reduce the effect of this Article TWELFTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained under the Delaware General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and under the Delaware General Corporation Law, except as otherwise provided in article TWELFTH, and all rights conferred upon stockholders herein are granted subject to this reservation."


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        THIRD: The foregoing amendment and restatement of the Certificate of
Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

        FOURTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted by a majority of the holders of Class A Common Stock and Class B Common Stock of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

        FIFTH: The foregoing amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

        IN WITNESS WHEREOF, ReSourcePhoenix.com has caused this certificate to be executed by W. Corey West, its President and Chief Operating Officer, this 3rd day of October, 2000.

        RESOURCEPHOENIX.COM,
        a Delaware corporation



        By:  /s/ W. COREY WEST
             ------------------------------------
               W. Corey West,
               President & Chief Operating Officer


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